Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kyivstar Group Ltd. on Form F-3 of our report dated March 16, 2026, with respect to our audit of the consolidated financial statements of Kyivstar Group Ltd. included in its Annual Report (Form 20-F) as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025. Our report includes an explanatory paragraph as to Kyivstar Group Ltd.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, New York
August 31, 2026
An independent member of UHY International